UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Crescent Capital BDC, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following form of email is being sent to certain stockholders of the Registrant in connection with the Registrant’s upcoming Special Meeting of Stockholders.

Hi [                ],

I hope you are doing well. You may have already received by mail or will be receiving shortly the proxy materials related to Crescent Capital BDC, Inc.’s (“Crescent BDC”) special meeting, which is taking place on December 17, 2020. We would greatly appreciate your support. You can vote anytime, but your vote is requested as soon as possible. The following is a link to the site where you can read the proxy materials and transmit your vote online: [                ]

Your specific control number to use to vote is: [                ]

As discussed in the proxy materials, the key proposal is to approve the new investment advisory agreement between Crescent BDC and Crescent Capital Advisors, LLC, Crescent BDC’s current investment advisor, which is a result of Sun Life’s acquisition of a majority stake in Crescent Capital Group LP (“Crescent”), the parent company of Crescent BDC’s investment advisor. The new investment advisory agreement will have an initial term of two years while all other substantive terms will remain unchanged.

I’d like to reiterate that the same Crescent team that has been responsible for the investment operations of Crescent BDC prior to the Sun Life acquisition is expected to continue to focus on executing the investment strategies and processes of Crescent BDC following the closing of the acquisition by Sun Life. The full Crescent platform will continue to operate independently with respect to investing and operational processes. We believe that the Sun Life platform will enable us to continue to strengthen our competitive position by: (i) providing access to greater scale and resources needed to further augment global financial sponsor and corporate borrower reach, (ii) further improving access to capital markets and (iii) enhancing institutional relevance and market coverage.

Thank you, and we appreciate your support.